EXHIBIT 34.6

PricewaterhouseCoopers
Report of Independent Registered Public Accounting Firm	ABN 52 780 433 757

Darling Park Tower 2
The Board of Directors	201 Sussex Street
EDS (Business Process Administration) Pty Limited	GPO BOX 2650
EDS Credit Services	SYDNEY NSW 1171
25 Pierson St Lockleys	DX 77 Sydney
SA, 5032	Australia
www.pwc.com/au
Telephone +61 2 8266 0000
Facsimile +61 2 8266 9999
Direct Phone 02- 82661182
Direct Fax 02- 82861182

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of compliance with Regulation AB Servicing Criteria, that EDS (Business Process Administration) Pty Limited (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Series 2007-1G WST Trust (the “Platform”) as of 30 September 2007 and for the period from 31May 2007 to 30 September 2007 excluding criteria 229.1122(d)(1)(i); 1122(d)(1)(iii); 1122(d)(1)(iv); 1122(d)(2)(iii); 1122(d)(2)(iv); 1122(d)(2)(v); 1122(d)(3)(i)(A) & (C); 1122(d)(3)(ii); 1122(d)(3)(iii); 1122(d)(3)(iv); 1122(d)(4)(vii); 1122(d)(4)(viii); 1122(d)(4)(x); 1122(d)(4)(xi); 1122(d)(4)(xiii), 1122(d)(4)(xiv); 1122(d)(4)(xv) which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the period ended 30 September 2007 for the Series 2007-1G WST Trust (the Platform) is fairly stated, in all material respects.

/s/ Pricewaterhouse Coopers

PricewaterhouseCoopers
Sydney

19 December 2007